Exhibit 5.1

July 22, 2014

BofI Holding, Inc.
4350 La Jolla Village Drive, Suite 140
San Diego, California 92122

Re:	BofI Holding, Inc.

Ladies and Gentlemen:

We have acted as counsel to BofI Holding, Inc., a Delaware corporation (the “Company”), in connection with the issuance and sale by the Company from time to time on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”), of (i) securities, including shares of the Company’s common stock, $0.01 par value per share (the “Common Stock”), at an aggregate initial offering price not to exceed $250,000,000 registered pursuant to the Registration Statement on Form S-3 (File No. 333-179778) (including the prospectus contained therein, the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”); and (ii) the prospectus supplement, dated July 22, 2014 (the “Prospectus Supplement”), relating to the issuance and sale from time to time by the Company of shares of Common Stock with an aggregate offering price of up to $50,000,000 (the “Shares”). The Shares are to be issued and sold by the Company pursuant to an Equity Distribution Agreement, dated July 22, 2014 (the “Distribution Agreement”), between the Company and Keefe, Bruyette & Woods, Inc., Raymond James & Associates, Inc. and Sterne, Agee & Leach, Inc. The Distribution Agreement will be filed with the Commission as Exhibit 1.1 to the Company’s Current Report on Form 8-K, dated July 22, 2014.

We have examined originals or copies, certified or otherwise identified to our satisfaction, of such corporate records of the Company and other certificates and documents of officials of the Company, public officials and others as we have deemed appropriate for purposes of this letter. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to authentic original documents of all copies submitted to us as conformed and certified or reproduced copies.

Based upon the foregoing and subject to the assumptions, exceptions, qualifications and limitations set forth hereinafter, we are of the opinion that the Shares have been duly authorized for issuance and, when issued and paid for in accordance with the terms and conditions of the Distribution Agreement, will be validly issued, fully paid and nonassessable.

In rendering the foregoing opinion, we have assumed that: (i) the Prospectus Supplement has been timely filed with the Commission; (ii) the Company will issue and deliver the Shares in the manner contemplated by the Registration Statement, the Prospectus Supplement and the Distribution Agreement; and (iii) the Shares will be issued in compliance with applicable federal and state securities laws.

The opinions we express above are based upon a review only of those laws, statutes, rules, ordinances and regulations which, in our experience, a securities lawyer who is a member of the bar of the State of California and practicing before the Commission exercising customary professional diligence would reasonably recognize as being applicable to the foregoing transactions. While certain members of this firm are admitted to practice in certain jurisdictions other than California, in rendering the foregoing opinions we have not examined the laws and we do not express any opinion herein concerning any laws other than the internal laws of the State of California and the Delaware General Corporation Law or consulted with members of this firm who are admitted in any other jurisdictions other than California with respect to the laws of any other jurisdiction. Accordingly, the opinions we express herein are limited to matters involving the internal laws of the State of California and the Delaware General Corporation law.

This opinion has been prepared solely for use in connection with the transmitting for filing of the Prospectus Supplement on the date of this letter and may be relied upon for no other purpose without our prior written consent.

We hereby consent to the filing of this letter with the Commission as an exhibit to the Current Report on Form 8-K to be filed by the Company in connection with the issuance and sale of the Shares in accordance with the requirements of Item 601(b)(5) of

Regulation S-K under the Securities Act and to the reference to our firm therein and in the Prospectus Supplement under the caption “Legal Matters.” In giving such consent, we do not thereby admit that this firm is within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission under such Section.

Very truly yours,

/s/ Loeb & Loeb LLP

Loeb & Loeb LLP